Exhibit (d)(4)

Execution Version

February 26, 2023

Sanofi

54, rue La Boétie

75008 Paris, France

Attn:	Loïc Gonnet

Global Head of M&A

Ladies and Gentlemen:

In connection with Sanofi’s (“you” or “your”) interest in a possible negotiated transaction (the “Possible Transaction”) with Provention Bio, Inc. a Delaware corporation (the “Company”), you have requested that the Company or the Company Representatives (as defined below) furnish you or your Representatives (as defined below) with certain information relating to the Company, its subsidiaries, divisions, affiliates or the Possible Transaction. As a condition to such information being furnished or made available to you and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company hereby agree as follows.

The term “Information” means all or any portion of information (whether written or oral) furnished (whether on or after the date of this letter agreement) by the Company or its directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys, accountants and consultants) or agents (collectively, the “Company Representatives”) to you (to include, as applicable when used in this letter agreement, your and your subsidiaries’ directors, officers and employees) or your financial advisors, attorneys, accountants, consultants, agents and any representatives of the foregoing (collectively, “your Representatives”; provided, that no such aforementioned person shall be deemed to be your Representative until (and solely to the extent) you actually provide such person with Information), and all or any portion of analyses, compilations, forecasts, financial projections, studies or other information prepared by you or your Representatives to the extent that they contain, are based on or otherwise reflect any such information or your interest in the Possible Transaction. The term “Restricted Information” means Information, if any, that the Company identifies as restricted, that contains, discusses or pertains to competitively sensitive information of the Company and its subsidiaries, divisions and affiliates.

The Information may be contained in any written, oral or electronic form or media and includes, without limitation, any writing, letter, presentation, memorandum (internal or otherwise), facsimile, tape, disk drive, diskette, CD-ROM, e-mail transmission or other recording or memorialization, chart, graph, blueprint, floor plan, picture, financial statement or other data compilation.

The term “Information” does not include information that you can demonstrate (i) was, is or becomes publicly available other than as a result of a disclosure by you or your Representatives in violation of this letter agreement or the letter agreement, dated February 11, 2022, by and

Sanofi

February 26, 2023

between you and the Company, as amended on December 7, 2022 (the “Prior Agreement”), (ii) is or becomes available to you on a nonconfidential basis from a source (other than the Company or a Company Representative), to your knowledge, not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company, (iii) was or is within your possession prior to when it was furnished to you by or on behalf of the Company, provided that the source of such information to you was not prohibited from disclosing such information to you by a legal, contractual or fiduciary obligation to the Company of which you were aware or (iv) was or is independently discovered, invented or developed by you or your Representatives (or on your behalf) without the use of or reference to the Information. Notwithstanding anything to the contrary contained herein, “your Representatives” will not include any person who is (a) a customer or supplier of the Company or who serves as a director or officer of either of the foregoing or (b) a debt or equity financing source, co-investor, investor or joint bidder. The term “person” means any corporation, company, group, partnership, governmental entity or other entity or individual.

Accordingly, the parties to this letter agreement agree that:

1.

You will and will direct your Representatives to (i) keep the Information confidential and will not, and will direct your Representatives not to (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the prior written consent of the Company, disclose any Information in any manner whatsoever, in whole or in part in breach of this letter agreement or the Prior Agreement, (ii) not use any Information other than in connection with the Possible Transaction; provided, however, that you may disclose the Information or portions thereof to your Representatives (a) who need to know the Information for the purpose of evaluating, pursuing or consummating the Possible Transaction, (b) who are informed by you of the confidential nature of the Information, and (c) who have been directed to comply with the provisions of this letter agreement applicable to such Representatives. Notwithstanding the foregoing or anything to the contrary contained in this letter agreement, you understand and agree that Restricted Information will be provided only to your outside attorneys, economists or to your own employees who (i) do not have any direct or indirect role in the sales, marketing or pricing of products that compete with products or services offered by the Company and its affiliates and (ii) need to know such information for purposes of conducting due diligence with respect to the Possible Transaction. You will be responsible for any breach by your Representatives (including, without limitation, any Representatives who subsequent to the date of this letter agreement become your former Representatives) of the confidentiality and use provisions of this letter agreement and any other terms of this letter agreement which are applicable to your Representatives, and you agree, at your sole expense, to take all reasonable measures to prevent the prohibited or unauthorized disclosure or use of the Information (or any other violation of the terms of this letter agreement applicable to your Representatives) in breach of the terms hereof; provided, that you shall not be responsible for a breach by any of your Representatives that has executed a separate confidentiality agreement directly with the Company. You further agree to notify promptly the Company if you have knowledge of a breach of any provision of this letter agreement by you or any of your Representatives, and agree that you and your Representatives will (at your own expense) reasonably cooperate with the Company to regain possession of the Information and prevent its further unauthorized use or disclosure.

Without limiting the generality of the other provisions of this letter agreement, prior to the consummation of the Possible Transaction, you agree that neither you nor any of your Representatives (acting on your behalf) will, without the prior written consent of the Company, contact, consult or share Information with, or enter into any agreement, arrangement or understanding with any person that you know is considering, or that you have reason to believe is considering, participating in a transaction or series of transactions that could be an alternative to the Possible Transaction (including, without limitation, any such transaction or series of transactions in the form of a merger, consolidation, asset purchase or sale, other business combination, restructuring or recapitalization) regarding the Possible Transaction. You further agree that neither you nor any of your Representatives (acting on your behalf) will, without the prior written consent of the Company, enter into any exclusivity, lock-up or other agreement, arrangement or understanding that would reasonably

Sanofi

February 26, 2023

be expected to restrict or otherwise impair the ability of a financing source to provide financing to any other party with respect to any transaction or series of transactions that could be an alternative to the Possible Transaction.

2.

The parties will not, and will cause their Representatives or the Company Representatives (as applicable) to not (except as required by applicable law, regulation or legal process and, in your case only after compliance with paragraph 3 below), without the prior written consent of the other party, disclose to any person (other than, in the case of Sanofi, you or your Representatives, or in the case of the Company, the Company Representatives) the fact that the Information has been made available to you or your Representatives, that you are considering the Possible Transaction or that you have engaged in discussions or negotiations concerning the Possible Transaction.

3.

In the event that you or any of your Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, you will, to the extent not prohibited by applicable law (other than in the case of an inquiry by a regulatory authority, self-regulatory authority, stock exchange or bank examiner), notify the Company promptly so that the Company may seek an appropriate protective order or other appropriate remedy or, in the Company’s sole discretion, waive compliance with the terms of this letter agreement (and, if the Company seeks such an order, you will provide such cooperation as the Company reasonably requests). In the event that no such protective order or other remedy is obtained or that the Company waives compliance with the terms of this letter agreement and you or any of your Representatives are legally compelled to disclose portions of the Information, you or your Representatives, as the case may be, will furnish only that portion of the Information which you are advised in writing (email being sufficient) by your counsel is legally required to be disclosed and will give the Company written notice (email being sufficient), to the extent not prohibited by applicable law, of the Information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4.

In the event you determine not to proceed with the Possible Transaction or at any other time upon the written request of the Company or any of the Company Representatives, you (i) will, and will direct your Representatives to, promptly, at your election, either destroy or deliver to the Company all tangible portions of materials containing or reflecting the Information, and (ii) will not, and direct your Representatives to not, retain any copies, extracts or other reproductions in whole or in part of such tangible material (other than any Information retained in the ordinary course of business, which you and your Representatives will not access after such time other than for purpose of establishing compliance with the terms of this letter agreement and/or to the extent required for legal, compliance and/or internal information technology purposes). Upon request, you will confirm for the Company in writing (email being sufficient) that all such material has been so delivered or destroyed by you and your Representatives. Notwithstanding the foregoing, (y) you and each of your Representatives may retain one copy of the Information to the extent required to comply with legal or regulatory obligations or your or your Representatives’ respective established document retention policies and (z) neither you nor any of your Representatives will be required to return or destroy any electronic copy of Information created pursuant to your or such Representative’s standard electronic backup and archival procedures; provided, in each case, that notwithstanding any earlier termination of this letter agreement, you and each such Representative will continue to maintain the confidentiality of such retained Information, and you and your Representatives will not disclose or use such Information (other than to the extent explicitly permitted under this letter agreement) for so long as you or your Representatives retain any such Information. Notwithstanding the delivery or destruction of the materials required by this paragraph, unless otherwise provided for in this letter agreement, all duties and obligations of confidentiality and non-use of Information existing under this letter agreement (including with respect to any oral Information) will remain in full force and effect.

Sanofi

February 26, 2023

5.

You acknowledge that neither the Company nor any of the Company Representatives, nor any of the Company’s or the Company Representatives’ respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 (the “Exchange Act”), make any representation or warranty, express or implied, as to the accuracy or completeness of the Information, and you agree that no such person will have any liability under this letter agreement relating to the Information or for any errors therein or omissions therefrom. You further agree that you are not entitled to rely on the accuracy or completeness of the Information and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to the Possible Transaction, when, as and if executed, and subject to such limitations and restrictions as may be contained in such definitive agreement. For purposes of this letter agreement, a “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of an offer or bid.

6.

For a period of twelve (12) months from the date of this letter agreement, you will not, and you will cause your affiliates to not, without the prior written consent of the Company, directly or indirectly, solicit for employment or hire any employee of the Company or any of its subsidiaries (a) who is an executive officer of the Company or (b) with whom you first have substantive contact or otherwise become aware of in connection with the Possible Transaction, provided that, you will not be prohibited from making any general solicitation for employees not specifically directed at such persons; and provided further that the foregoing restrictions will not apply to (x) any such person who has ceased to be employed by the Company or its subsidiaries at least six (6) months prior to commencement of employment discussions between you or your affiliates and such person or (y) any response to, or hiring of, any such person who you can reasonably demonstrate has contacted you or your affiliates at his or her own initiative without any prior encouragement or solicitation (other than as permitted by the general solicitation referenced above).

7.

You represent that, other than shares of common stock purchased directly from the Company, neither you nor any of your controlled affiliates, directly or indirectly, owns, and at no time in the past three years has directly or indirectly owned, beneficially or otherwise, any shares of the Company’s common stock or any securities, contracts or obligations convertible into or exercisable or exchangeable for shares of the Company’s common stock (other than holdings by individuals in personal investment accounts), other than any equity securities of the Company by or through passive investments for cash management purposes or employee benefit plans established or maintained for the benefit of your or your controlled affiliates’ employees in the ordinary course of business through fiduciaries, which indirect investment is made at the discretion of the fiduciary so long as (i) you have not indirectly provided Information to such fiduciary, and (ii) such fiduciary is not acting at your direction or your encouragement in making any such investments (such investments, “Passive Investments”).

You agree that, during the Standstill Period, neither you nor your controlled affiliates nor any other affiliate who receives Information will, without the prior written consent of the Company, and except pursuant to a definitive agreement, if any, entered into between you and the Company in connection with the Possible Transaction:

a. acquire, agree to acquire, propose, or offer to acquire, or facilitate the acquisition or ownership of, any securities or assets of the Company, any warrant or option to purchase such securities or assets, any security convertible into any such securities, or any other right to acquire such securities or assets or any synthetic or derivative instrument related thereto;

b. make, or in any way participate or engage in, any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission under Section 14 of the Exchange Act), or seek to advise or influence any person with respect to the voting of, any voting securities of the Company;

Sanofi

February 26, 2023

c. form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company;

d. propose, publicly or to any Company stockholder, any business combination, restructuring, recapitalization or similar transaction involving the Company;

e. seek, alone or in concert with others, to control or change the Board of Directors of the Company;

f. nominate any person as a director of the Company or propose any matter to be voted upon by the stockholders of the Company;

g. otherwise act, alone or in concert with others, to seek to control or influence the management or the policies of the Company;

h. disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing; or

i. advise, assist or encourage, or enter into any discussions, negotiations, agreements or arrangements with, any other persons, other than your Representatives, in connection with the foregoing.

You further agree that during the Standstill Period you will not, and you will cause your Representatives when acting on your behalf to not, directly or indirectly, without the prior written consent of the Company, (x) make any request, to amend or waive any provision of this paragraph (including this sentence) other than by means of a confidential communication to the Company’s Chief Executive Officer or Chairman of the Company’s Board of Directors or to the Company’s external financial advisors or (y) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this paragraph. Notwithstanding the foregoing, you may publicly propose or seek to enter into a transaction with the Company upon (A) the Company entering into any agreement with a third party (other than you) providing for (i) a merger in which the current stockholders of the Company will cease to hold at least 50% of the outstanding equity securities of the surviving entity, (ii) a tender or exchange offer for 50% or more of the equity securities of the Company, (iii) a sale of 50% or more of the consolidated assets of the Company or equity securities of the Company in a single transaction or series of related transactions, (iv) a recapitalization or other transaction involving the Company that results in one person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 50% or more of the equity securities of the Company or (v) any other single transaction or series of related transactions that results in a change of control of the Company (any of the transactions referred to in the foregoing clauses (i) through (v), an “Alternative Transaction”) or (B) a third party commences a tender offer or exchange offer to acquire 50% or more of the equity securities of the Company and the Company’s board of directors recommends in favor of such offer or fails to recommend that it stockholders reject such offer within ten (10) business days after its commencement (as applicable) (any event described in clauses (A) or (B) above, a “Standstill Termination Event”).

The term “Standstill Period” shall mean from the period from the date of this letter agreement until the earlier of (i) twelve (12) months from the date of this letter agreement and (ii) the occurrence of a Standstill Termination Event.

In the event that the limitations in this paragraph 7 expire or terminate, no other restrictions in this letter agreement will be interpreted to prevent you (a) from using the Information to formulate a proposal for a business combination transaction with the Company or (b) from publicly disclosing the history of negotiations between the parties to the extent necessary to comply with federal securities law disclosure obligations.

Notwithstanding anything in this paragraph 7, you and your affiliates may acquire (i) securities of the Company by or through passive investments solely for cash management purposes or employee benefit plans established or maintained for the benefit of the Company or its affiliates’ employees in the ordinary

Sanofi

February 26, 2023

course of business which are Passive Investments or (ii) any third party or business unit of a third party that beneficially owns Company securities so long as (1) such prior acquisition of such Company securities was not made on your behalf and (2) such securities do not constitute all or substantially all of such company’s or business unit’s assets. Moreover, nothing in this letter agreement shall amend or modify, nor limit you or your affiliates from exercising your or their rights or complying with your or their obligations under, that certain Co-Promotion Agreement, dated October 4, 2022, by and between the Company and Genzyme Corporation (the “Co-Promotion Agreement”) (including, but not limited to, Article 2 contained therein) and that certain Securities Purchase Agreement, dated October 4, 2022, by and between the Company and Aventis Inc. (the “Securities Purchase Agreement”).

Each party hereby acknowledges that it is aware, and that it will advise its Representatives who receive any Information, that the United States securities laws prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer (or options, warrants or rights relating to such securities) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.

You acknowledge and agree that (a) the Company and the Company Representatives are free to conduct the process relating to the Possible Transaction as the Company, in its sole discretion, determines (including, without limitation, conduct of any due diligence process, negotiating with any prospective counter-party to a transaction and entering into a preliminary or definitive agreement to effect a transaction without prior notice to you or any other person), (b) the Company reserves the right, in its sole discretion, to change the procedures relating to the Company’s consideration of a transaction at any time, without prior notice to you or any other person, to reject any and all proposals made by you or any of your Representatives with respect to the Possible Transaction and to terminate discussions and negotiations with you at any time and for any reason and (c) unless and until a written definitive agreement concerning the Possible Transaction has been executed, neither the Company nor any of the Company Representatives (nor any of the Company’s or the Company Representatives’ respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Exchange Act) will have any liability to you or any of your Representatives under this letter agreement with respect to the Possible Transaction or any obligation of any kind whatsoever with respect to the Possible Transaction.

Neither you nor any of your affiliates who receive Information will, without the prior written consent of the Company, (i) initiate or maintain contacts (except for those contacts made in the ordinary course of business unrelated to a Possible Transaction, including those undertaken in furtherance of the Co-Promotion Agreement (as defined below)) with any customer or supplier of the Company (or other person engaged in a commercial relationship with the Company) (each a “Business Relation” and collectively the “Business Relations”) regarding its business, operations, prospects or finances, or (ii) except as permitted by the Co-Promotion Agreement, cause any Business Relations of the Company to curtail, reduce or terminate their business relationship with the Company, or otherwise solicit, divert, or attempt to solicit or divert any Business Relations. You will submit or direct all (i) communications regarding the Possible Transaction, (ii) requests for additional information, facility tours or management meetings, and (iii) discussions or questions regarding procedures with respect to the Possible Transaction (other than requests, discussions, questions or other communications between your and the Company’s legal counsel) to individuals identified by the Company’s Chief Executive Officer or the Company’s Chief Financial Officer to you as working on the Company’s behalf in connection with the Possible Transaction, and not to any other individuals at the Company.

9.

You acknowledge that remedies at law will be inadequate to protect the Company against any actual or threatened breach of this letter agreement by you or by your Representatives, and, without prejudice to any other rights and remedies otherwise available to the Company, you agree to the granting of specific performance and injunctive or other equitable relief in the Company’s favor without proof of actual

Sanofi

February 26, 2023

damages, and you further agree to waive, and to use all reasonable efforts to cause your Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. In the event of litigation relating to this letter agreement and upon final determination of a court of competent jurisdiction in a final, non-appealable decision with respect thereto, the non-prevailing party in such litigation shall reimburse the prevailing party’s reasonable and documented costs and expenses (including, without limitation, reasonable legal fees and expenses) actually incurred in connection with such litigation.

10.

You agree that no failure or delay by the Company or any of the Company Representatives in exercising any right under this letter agreement will operate as a waiver of such right, nor will any single or partial exercise of a right preclude any other or further exercise of such right or the exercise of any other right hereunder. The confidentiality, non-use and other protective provisions set forth in this letter agreement are intended to be in addition to, and expressly do not supplant or supersede, any state, federal or other statutory or common laws that afford protection to trade secrets or other intellectual property. This letter agreement will not be construed as an election of any remedies by the Company, and the Company retains all rights available to it, whether pursuant to this letter agreement, pursuant to such statutory or common laws or otherwise.

11.

You understand that Ropes & Gray LLP (“Ropes & Gray”) is representing the Company in connection with the Possible Transaction (the “Matter”). Because Ropes & Gray may have advised, may continue to advise or may in the future advise you or your affiliates on certain matters, Ropes & Gray’s representation of the Company with respect to the Matter could give rise to a conflict of interest or the appearance of such a conflict. You specifically waive any claim that Ropes & Gray’s representation of the Company in the Matter represents a conflict of interest and consent to Ropes & Gray’s representation of the Company in the Matter. This consent does not permit Ropes & Gray to divulge to the Company any of your confidential information (to the extent attorneys at Ropes & Gray have any such information), other than information you have provided or provide to or for the Company in connection with the Matter.

12.

This letter agreement, and, except as otherwise expressly provided herein, the obligations under this letter agreement, will remain in effect until the earlier of (i) one (1) year from the date hereof or (ii) the consummation of the Proposed Transaction, provided, however, that the obligations as they relate to any trade secret marked as such prior to disclosure will remain in effect for so long as the status of the trade secret remains.

13.

This letter agreement is governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of laws principles to the extent that such principles would direct a matter to another jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this letter agreement exclusively in the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware and irrevocably submits to the exclusive jurisdiction of such courts.

14.

This letter agreement is binding upon and inures to the benefit of the parties to this letter agreement and to their respective successors and assigns, provided, however, that the obligations and restrictions under this letter agreement may not be assigned or delegated without the prior written consent of the other party hereto, except that the Company’s rights and obligations under this letter agreement may be assigned and delegated by the Company (without your prior written consent) in connection with a sale of the Company to a person that becomes the Company’s (or its successor’s) parent or to a purchaser of all or substantially all of the Company’s assets or more than a majority of the Company’s voting securities and that, despite any such assignment and delegation, both the Company and its assignee will continue to have all rights under this letter agreement with respect to the Information and all obligations of the Company hereunder.

15.

Except as provided in the Prior Agreement, including, without limitation, under Section 5(c) thereof, this letter agreement contains the entire agreement between you and the Company concerning the subject matter of this letter agreement, and no provision of this letter agreement may be waived, amended or modified, in whole or in part, nor any consent given, unless approved in writing by a duly authorized representative of

Sanofi

February 26, 2023

the Company, which writing specifically refers to this letter agreement and the provision so amended or modified or for which such waiver or consent is given. In the event that any provision of this letter agreement is deemed invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this letter agreement will not in any way be affected or impaired thereby. Nothing in this letter agreement modifies any executed agreement between the parties and/or the parties’ affiliates entered into prior to the date of this letter agreement, including, but not limited to, the Co-Promotion Agreement and the Securities Purchase Agreement, which remain in full force and effect, unchanged by this letter agreement. For the avoidance of doubt, in the event there is any conflict or inconsistency between this letter agreement and the terms and conditions of any electronic data room now or hereafter applicable to you or your Representatives, the terms and conditions of this letter agreement shall govern and constitute the terms and conditions with respect to the access of Information by you or your Representatives in any electronic data room.

16.

This letter agreement may be executed in any number of counterparts, which when taken together, shall be deemed to constitute one and the same instrument. Signatures transmitted by portable document format (PDF) or facsimile shall be deemed to be original signatures for all purposes.

Sanofi

February 26, 2023

Please confirm your agreement with the foregoing by signing below.

Very truly yours,

PROVENTION BIO, INC.

By:	/s/ Ashleigh Palmer
	Name:	Ashleigh Palmer
	Title:	Chief Executive Officer

Accepted and agreed to

as of the date first written above:

SANOFI

By:	/s/ Loïc Gonnet
	Name:	Loïc Gonnet
	Title:	Global Head of M&A